Exhibit 99.1

COMBINED FINANCIAL STATEMENTS

AND OTHER FINANCIAL INFORMATION

Aircast, Inc. and Aircast International Sales, LLC

December 7, 2004

Aircast, Inc. and Aircast International Sales, LLC

Combined Financial Statements

and Other Financial Information

December 7, 2004

Contents

Report of Independent Auditors	1

Combined Financial Statements

Combined Balance Sheets	2
Combined Statements of Income	3
Combined Statements of Changes in Stockholders’ and Members’ Equity	4
Combined Statements of Cash Flows	5
Notes to Combined Financial Statements	6

Other Financial Information

Combining Balance Sheet	24
Combining Statement of Income	25

Report of Independent Auditors

Board of Directors and Stockholders

Aircast, Inc. and Aircast International Sales, LLC

We have audited the accompanying combined balance sheets of Aircast, Inc. and Aircast International Sales, LLC as of December 7, 2004 and December 31, 2003, and the related combined statements of income, changes in stockholders’ and members’ equity and cash flows for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing on opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Aircast, Inc. and Aircast International Sales, LLC at December 7, 2004 and December 31, 2003, and the combined results of their operations and their cash flows for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, in conformity with accounting principles generally accepted in the United States.

Our audits were conducted for the purpose of forming an opinion on the combined financial statements taken as a whole. The additional information, listed in the table of contents is presented for purposes of additional analysis and is not a required part of the combined financial statements. Such information has been subjected to the auditing procedures applied in our audits of the combined financial statements, and in our opinion, is fairly stated in all material respects in relation to the combined financial statements taken as a whole.

/s/ Ernst & Young LLP

MetroPark, New Jersey

May 18, 2005

Aircast, Inc. and Aircast International Sales, LLC

Combined Balance Sheets

	December 7,	December 31,
	2004	2003
Assets
Current assets:
Cash and cash equivalents	$1,788,859	$1,837,702
Accounts receivable, net of allowance for doubtful accounts of $138,997 and $324,068, respectively	12,042,880	11,848,875
Inventories, net	4,961,246	4,100,888
Prepaid pension	1,989,565	2,964,893
Prepaid expenses and other current assets	2,574,468	2,484,018
Asset held for sale	—	525,109
Note receivable from stockholder—current portion	2,350,139	—
Total current assets	25,707,157	23,761,485

Property and equipment, net	15,114,418	15,799,772
Other intangible assets, net	3,136,639	3,379,206
Goodwill	4,323,355	4,323,355
Note receivable from stockholder	—	2,350,139
Other assets	225,231	306,150
Total assets	$48,506,800	$49,920,107

Liabilities and stockholders’ and members’ equity
Current liabilities:
Accounts payable	$2,143,953	$3,646,063
Accrued expenses	13,111,128	5,292,008
Notes payable to stockholders	4,524,202	4,524,202
Distribution payable to stockholders	4,652,250	—
Current portion of capital lease obligation	—	2,208,698
Borrowings under revolving line of credit	6,208,764	4,809,780
Current portion of long-term debt	6,449,906	1,583,333
Total current liabilities	37,090,203	22,064,084

Capital lease obligation, less current portion	—	139,670
Minimum pension liability	5,322,699	3,700,105
Long-term debt, less current portion	—	6,289,367
Total liabilities	42,412,902	32,193,226

Commitments and contingencies

Stockholders’ and members’ equity:
Aircast, Inc.:
Class A voting common stock, no par value; authorized 1,000 shares, 400 shares issued	1,000	1,000
Class B non-voting common stock, no par value; authorized 9,000 shares, 7,500 shares issued	—	—
Aircast International Sales, LLC:
Members’ equity	9,161,359	9,161,359
Retained earnings	9,412,012	19,839,247
Accumulated other comprehensive loss	(4,482,553)	(3,276,805)
Treasury stock, 2,100 shares, at cost	(7,997,920)	(7,997,920)
Total stockholders’ and members’ equity	6,093,898	17,726,881
Total liabilities and stockholders’ and members’ equity	$48,506,800	$49,920,107

See accompanying notes.

Aircast, Inc. and Aircast International Sales, LLC

Combined Statements of Income

	Period from January 1, 2004 through December 7, 2004	Year ended December 31, 2003

Net sales	$87,953,832	$89,329,856
Cost of goods sold	29,662,605	30,784,071
Gross profit	58,291,227	58,545,785

Selling, general and administrative expenses	43,240,558	41,061,492
Research and development expenses	1,334,568	1,237,305
Income from operations	13,716,101	16,246,988

Interest expense	732,141	627,130
Other income, net	(315,907)	(286,454)
Income before provision for income taxes	13,299,867	15,906,312

Provision for income taxes	2,284,702	1,381,089
Net income	$11,015,165	$14,525,223

See accompanying notes.

Aircast, Inc. and Aircast International Sales, LLC

Combined Statements of Changes in Stockholders’ and Members’ Equity

	Common Stock		Members’ Equity	Retained Earnings	Comprehensive Income	Accumulated Other Comprehensive Loss	Treasury Stock
	Class A Voting	Class B Non-voting

Balance at December 31, 2002	$1,000	$—	$9,161,359	$31,321,335		$(990,071)	$(7,997,920)
Comprehensive income:
Net income				14,525,223	$14,525,223
Other comprehensive income:
Minimum unfunded pension liability					(3,700,105)	(3,700,105)
Foreign currency translation adjustments					1,413,371	1,413,371
Total comprehensive income					$12,238,489
Distributions				(26,007,311)
Balance at December 31, 2003	1,000	—	9,161,359	19,839,247		(3,276,805)	(7,997,920)
Comprehensive income:
Net income				11,015,165	$11,015,165
Other comprehensive income:
Minimum unfunded pension liability					(1,622,594)	(1,622,594)
Foreign currency translation adjustments					416,846	416,846
Total comprehensive income					$9,809,417
Distributions				(21,442,400)
Balance at December 7, 2004	$1,000	$—	$9,161,359	$9,412,012		$(4,482,553)	$(7,997,920)

See accompanying notes.

Aircast, Inc. and Aircast International Sales, LLC

Combined Statements of Cash Flows

	Period from January 1, 2004 through December 7, 2004	Year ended December 31, 2003
Operating activities
Net income	$11,015,165	$14,525,223
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,620,637	2,721,514
Amortization	325,064	349,248
Net gain on disposal of property and equipment	(106,945)	(107,943)
Changes in operating assets and liabilities:
Accounts receivable	117,674	(1,212,970)
Inventories	(646,916)	778,911
Prepaid expenses and other assets	23,707	(75,144)
Accounts payable	(1,594,157)	(1,754)
Accrued expenses	7,454,160	705,518
Prepaid pension	1,067,331	959,473
Net cash provided by operating activities	20,275,720	18,642,076

Investing activities
Capital expenditures	(1,656,976)	(1,942,602)
Proceeds from sale of property and equipment	638,080	890,620
Net cash used in investing activities	(1,018,896)	(1,051,982)

Financing activities
Loans to stockholder	—	(1,728,043)
Payment of distributions	(16,790,150)	(20,255,205)
Payment of capital lease obligation	(2,348,368)	(264,947)
Proceeds from capital lease obligation	—	1,920,000
Proceeds from line of credit	1,398,984	10,501,417
Repayment of line of credit	—	(7,973,945)
Proceeds from debt	—	1,344,596
Repayment of debt	(1,422,794)	(1,967,660)
Net cash used in financing activities	(19,162,328)	(18,423,787)

Effect of exchange rate on cash and cash equivalents	(143,339)	196,301

Decrease in cash and cash equivalents	(48,843)	(637,392)
Cash and cash equivalents, beginning of period	1,837,702	2,475,094
Cash and cash equivalents, end of period	$1,788,859	$1,837,702

Supplemental disclosures of cash flow information
Cash paid during the year for:
Interest	$591,146	$427,417
Income taxes	$1,393,817	$1,367,859

Supplemental schedule of non-cash investing and financing activities
Distribution declared by Aircast International Sales, LLC for notes payable	$—	$5,752,106
Distribution declared by Aircast, Inc.	$4,652,250	$—
Satisfaction of payment of stockholder notes payable	$—	$1,227,904

See accompanying notes.

Aircast, Inc. and Aircast International Sales, LLC

Notes to Combined Financial Statements

December 7, 2004

1. Organization and Summary of Significant Accounting Policies

Organization

The accompanying combined financial statements include the accounts of Aircast, Inc. and Aircast International Sales, LLC (“AI Sales”) and its wholly-owned subsidiaries (combined “Aircast” or the “Company”) which consists of the following legal entities:

Aircast Europe GmbH
Aircast Limited London
Aircast Limited Liability Partnership London
SCS Aircast France
Aircast S.r.l. Italy
Aircast Ges. mbH Austria
Aircast Ges. mbH & Co. KG Austria
Aircast Schweiz GmbH Germany
Aircast Schweiz GmbH & Co. KG Germany
Aircast AB Sweden
Aircast Kommanditbolag Sweden
Aircast CV Belgium
Aircast BVBA Belgium
Aircast Asia-Pacific Limited

See Note 14 which describes the sale of the Company on December 7, 2004.

AI Sales is owned by various individuals with various ownership percentages. For purposes of these combined financial statements these individuals are defined as members. The same individuals also own 100% of Aircast, Inc. with various ownership percentages.

All significant intercompany accounts and transactions have been eliminated in the combining statements. The combined statements are expressed in United States dollars.

Aircast is a globally recognized leader in delivering scientifically based, pioneering devices for the functional management (protected early use) of joint injuries, fractures, edema and deep vein thrombosis (“DVT”). The Company operates production, distribution, and office facilities in New Jersey, Germany, and Hong Kong and markets its products worldwide.

AI Sales

AI Sales was formed under the provisions of the New Jersey Limited Liability Company Act by the filing of a Certificate of Limited Liability Company with the Office of the Secretary of State of New Jersey on July 1, 1997. AI Sales is a holding company for investments in foreign affiliate companies. These foreign affiliate companies are distributors of the Company’s product to European countries.

Term

The term of the partnership shall continue indefinitely, unless terminated in accordance with the provisions of the Operating Agreement of Aircast International Sales, LLC, dated November 20, 1998.

Distributions and Withdrawals

In general, the General Manager shall cause cash derived from the conduct of AI Sales’ business to be distributed to the Members or retained by AI Sales and credited to the Members Capital Account in proportion to their ownership interest.

Allocation of Profit and Loss

In general, net profits are allocated to the Members in proportion to their ownership interest and net losses (if any) are allocated to each Member in the proportion that the positive balance in such Member’s Capital Account bears to the aggregate positive balances of the Capital Accounts of all such Members, without creating or increasing a Capital Account Deficit.

Revenue Recognition

Revenue is recognized when devices are received by customers.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could materially differ from those estimates. Significant estimates included in the preparation of these financial statements include provisions made for doubtful accounts, useful lives for depreciation and goodwill and other asset impairments.

Cash Equivalents

The Company considers all short-term investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Doubtful Accounts

The Company maintains an allowance for doubtful accounts. This allowance reflects the Company’s estimate of the amount of its receivables that it will be unable to collect. The Company makes this estimate based upon a combination of an analysis of accounts receivable on a specific accounts basis and historical write-off experience.

Inventories

Inventories are stated at the lower of cost (determined by the first-in, first-out method) or market.

Property and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to expense while improvements and replacements are capitalized. The cost and accumulated depreciation of property sold or retired are removed from the accounts and gains and losses, if any, are reflected in earnings for the period. Depreciation is provided on the straight-line method over the estimated useful lives of the related assets as follows:

Buildings and improvements	25 to 30 years
Furniture, fixtures and office equipment	3 to 10 years
Machinery and equipment	3 to 7 years
VenaFlow equipment	5 years
Molds and dies	7 years
Exhibits	7 years

Deferred Financing Costs

The Company capitalizes debt issuance costs, with such costs amortized over the lives of the related debt. Included in deferred financing costs at December 7, 2004 and December 31, 2003 are $178,710 of fees associated with the $7,500,000 revolving line of credit, which is being amortized over three years, and $178,710 of fees associated with the $9,500,000 revolving loan agreement, which is being amortized over six years. All of these debt issuance costs were capitalized on December 17, 2002, the date that the debt agreements were entered into. For the periods ended December 7, 2004 and December 31, 2003, amortization of deferred financing costs totaled $83,398 and $89,355, respectively. Accumulated amortization at December 7, 2004 and December 31, 2003 amounted to $172,753 and $89,355, respectively.

Long-Lived Assets

Long-lived assets are recorded at the lower of amortized cost or fair value. As part of an ongoing review of the valuation of long-lived assets, management assesses the carrying value of such assets if facts and circumstances suggest they may be impaired. If this review indicates that the carrying value of these assets may not be recoverable, as determined by a nondiscounted cash flow analysis over the remaining useful life, the carrying value would be reduced to its estimated fair value. There have been no impairments recognized in these combined financial statements.

Federal and State Income Taxes

Aircast, Inc. and its stockholders have elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. This election effectively eliminates federal income tax expense at the corporate level as the Company’s stockholders are taxed directly on their respective shares of the Company’s profits. Aircast, Inc. also has elected to be treated as an “S Corporation” for the majority of states in which they are required to file. The stockholders are subject to state income tax on their respective share of profits of the Company. The provision for income taxes reflects the tax provision associated with those states for which the Company cannot be treated as an “S Corporation.”

AI Sales and its Members have elected to be taxed as a Limited Liability Company under the provisions of the Internal Revenue Code. This election effectively eliminates federal income tax expense at the corporate level as AI Sales’ Members are taxed directly on their respective shares of AI Sales’ profits. AI Sales also has elected to be treated as a Limited Liability Company for state purposes. The Members are subject to state income tax on their respective share of profits of AI Sales.

Foreign taxes are provided at statutory rates for taxable income included in AI Sales.

Research and Development Expenses

Research and development costs are expensed as incurred.

Shipping Expenses and Handling Income

Expenses incurred in shipping devices to customers are recorded as part of selling, general and administrative in the amounts of $2,003,119 and $2,167,892 for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively.

Income generated in shipping devices to customers are recorded as part of net sales in the amounts of $300,771 and $278,626 for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively.

Advertising Expense

The Company advertises primarily in journals and through the mail to customers. Advertising costs are expensed as incurred and amounted to $967,359 and $1,100,597 for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively.

Foreign Currency Translations

Assets and liabilities of the foreign subsidiaries are translated at rates of exchange in effect at the close of the period. The Company considers all local currency to be the functional currency. Revenues and expenses are translated at the weighted average of exchange rates in effect during the period. The effect of exchange rate fluctuations on translating foreign currency assets and liabilities into U.S. dollars are included as part of the foreign currency translation adjustment component of member’s equity.

Concentrations of Credit Risk

Concentrations of credit risk with respect to accounts receivable are limited due to the number of entities comprising the Company’s customer base and their dispersion across different industries and geographic areas in the United States and Europe. The Company performs ongoing credit evaluations of its customers and generally does not require collateral. No customer accounted for over 10 percent of the Company’s accounts receivable at December 7, 2004 or December 31, 2003 nor the Company’s revenue for the periods then ended.

The Company’s financial instruments consist primarily of cash investments, trade accounts receivable and trade accounts payable. The Company considers the book values of these instruments to be indicative of their respective fair values. The Company has cash in excess of the FDIC insurance amount of $100,000 as of December 7, 2004 and December 31, 2003 in the amounts of $2,312,089 and $540,643, respectively. The Company has mitigated the risk by placing its temporary cash investments with high credit quality institutions to limit its credit exposure.

Goodwill and Other Intangibles

Goodwill consists of the excess of cost over the fair value of identifiable net assets of businesses acquired. Other intangibles consist of customer relationships, covenants not-to-compete, trademarks and a favorable lease agreement. Goodwill and other intangible assets deemed to have indefinite lives are no longer amortized but are subject to annual impairment tests on a reporting unit level. Other intangible assets that have finite lives are being amortized over their estimated useful lives.

Recent Accounting Pronouncements

In November 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No. 151, Inventory Costs, an Amendment of ARB No. 43, Chapter 4 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current-period charges regardless of whether they meet the “so abnormal” criteria outlined in ARB No. 43. In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Adoption of this statement is not expected to have a material impact on the Company’s results of operations or financial condition.

2. Goodwill and Other Intangible Assets

The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets issued by FASB on January 1, 2002. Under this standard, goodwill is no longer amortized. The Company’s $2,116,505 of definite lived intangible assets at December 7, 2004 and December 31, 2003 is being amortized over their estimated useful lives, while $1,750,000 in indefinite lived intangible assets is not being amortized, but is reviewed for impairment under SFAS No. 142.

Under SFAS No. 142, the Company is required to review its goodwill for impairment at least annually. In general, this means that the Company must determine whether the fair value of the goodwill, calculated in accordance with applicable accounting standards, is at least equal to the recorded value shown on its balance sheet. If the fair value of the goodwill is less than the recorded value, the Company is required to write-off the excess goodwill as an expense. The Company’s definite lived intangibles are reviewed for impairment under SFAS No. 144. The Company completed its annual impairment analysis in 2004 and the results of the analysis did not require the Company to record any impairment charge.

Other intangible assets consist of customer relationships, covenant not-to-compete and favorable lease agreement, which are amortized over 8 years, 7 years and 69 years, respectively. Trademarks and goodwill, which are not amortized, are subject to periodical impairment reviews. The related cost and accumulated amortization of each definite lived intangible asset is as follows:

	December 7, 2004		December 31, 2003
	Cost	Accumulated Amortization	Cost	Accumulated Amortization

Customer relationships	$1,900,000	$(666,980)	$1,900,000	$(445,313)
Covenant not-to-compete	150,000	(60,179)	150,000	(40,179)
Favorable lease agreement	66,505	(2,707)	66,505	(1,807)
	2,116,505	$(729,866)	2,116,505	$(487,299)
Less accumulated amortization	(729,866)		(487,299)
	$1,386,639		$1,629,206

The cost of the indefinite lived intangibles as of December 7, 2004 and December 31, 2003 is $1,750,000 which relate to trademarks.

As of December 7, 2004, estimated amortization expense of definite lived intangible assets for each of the next five years is as follows:

2005	$259,893
2006	259,893
2007	259,893
2008	259,893
2009	241,140

At December 7, 2004, the weighted-average amortization life of definite lived intangible assets is 7.9 years.

3. Related Party Transactions

On July 30, 2003, a distribution in the amount of $5,752,106 was declared on the books of AI Sales. Since funding was not available, each stockholder received a note payable. The notes payable are due on demand and accrue interest at 4% per annum. The balance of the notes payable at both December 7, 2004 and December 31, 2003 was $4,524,202 and the notes are classified as short-term.

As of December 31, 2002, the Company had a loan of $1,850,000 outstanding from a stockholder at one month LIBOR plus 1.75% interest per annum payable by December 31, 2003. During 2003, the Company loaned an additional $1,728,043 at one month LIBOR plus 1.75% interest per annum also payable by December 31, 2003. During August 2003, this stockholder transferred the related notes payable from AI Sales, as described above, to Aircast, Inc. The note payable to this stockholder was in the amount of $1,227,904 and was offset against the additional $1,728,043 that was borrowed in 2003. The balance remaining outstanding at both December 7, 2004 and December 31, 2003 was $2,350,139, is a full recourse note and is classified as short-term at December 7, 2004 and long-term at December 31, 2003.

The Aircast Foundation is a private Foundation established in 1996 to promote scientific research and education in the area of Orthopaedic medicine and science. The Foundation issues grants throughout the year in supporting such research and educational programs. Several shareholders of Aircast are on the Board of Directors of the Foundation. For the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, Aircast made payments to the Foundation in the amounts of $770,000 and $1,005,000, respectively.

4. Inventories

Inventories consist of the following:

	December 7,	December 31,
	2004	2003
Raw materials	$3,263,148	$2,747,736
Finished goods	1,854,387	1,457,536
Work in process	9,483	19,715
	5,127,018	4,224,987
Less reserve for obsolescence	(165,772)	(124,099)
	$4,961,246	$4,100,888

5. Property and Equipment

Property and equipment consists of the following:

	December 7,	December 31,
	2004	2003

Land	$1,300,471	$1,300,471
Buildings and improvements	11,572,768	11,220,881
Furniture, fixtures and office equipment	7,655,623	7,524,351
Machinery and equipment	2,750,343	2,690,314
VenaFlow equipment	7,291,647	6,900,264
Molds and dies	1,946,835	1,618,732
Exhibits	573,194	470,649
Deposits on equipment	215,556	434,325
	33,306,437	32,159,987
Less accumulated depreciation	(18,192,019)	(16,360,215)
	$15,114,418	$15,799,772

6. Asset Held for Sale

During 2003, the Company discontinued the use of two warehouses for storage purposes. One building was sold during 2003 for a gain of $107,914, which was recorded as “Other Income” on the statement of income, and the other building was approved for sale in 2003 meeting the plan of sale criteria in FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. The building was sold in 2004 for a gain of $120,400, which was recorded as “Other Income” on the statement of income during the period from January 1, 2004 through December 7, 2004. The net book value of this building was $525,109 and was classified as an asset held for sale at December 31, 2003.

7. Retirement Plans

Aircast, Inc. maintains a defined contribution plan for substantially all of its United States employees. The plan provides employees an opportunity to make pre-tax payroll contributions. However, upon conclusion of the December 7, 2004 transaction, employees are no longer able to make pre-tax payroll contributions. Aircast, Inc. does not make any contributions to the plan.

Aircast, Inc. also maintains a defined benefit plan which covers only the employees of Aircast, Inc. On November 6, 2003, Aircast, Inc. adopted an amendment which does not allow for additional benefits to accrue for any participant and does not allow for any new participants to enter the Plan.

The funded status of the pension plan is as follows:

	December 7,	December 31,
	2004	2003

Accumulated benefit obligation	$12,446,179	$11,243,332
Projected benefit obligation (PBO)	12,446,179	11,243,332
Fair value of the plan assets	9,113,045	10,508,120
Plan assets less than PBO	(3,333,134)	(735,212)
Unrecognized actuarial net loss	5,322,699	3,700,105
Unfunded minimum pension obligation	(5,322,699)	(3,700,105)
Net pension accrual	$(3,333,134)	$(735,212)

Pension plan assets had a fair value of $9.1 million and $10.6 million at December 7, 2004 and December 31, 2003, respectively. The allocation of plan assets at December 7, 2004 and December 31, 2003 was as follows:

	December 7,	December 31,
	2004	2003

Mutual funds	7%	—
Insurance contracts	—	44%
Corporate stock	58%	24%
Corporate bonds	7%	13%
Treasury bonds	19%	2%
Cash	9%	17%

Investment risk is controlled by placing investments in various asset classes. The pension plan assets are allocated to multiple investment management firms.

Weighted-average assumptions
Discount rate	5.25%	6.5%
Expected return on plan assets	5.25%	6.5%
Rate of compensation increase	N/A	N/A

The decrease in the assumption rates reflects the fact that approximately 40% of the benefits are expected to be paid out as lump sums at a 4.73% rate during 2005, while the remaining 60% was valued at a long-term corporate bond rate of 5.75%

	Period from January 1, 2004 through December 7, 2004	Year ended December 31, 2003

Components of Net Periodic Pension Cost
Service cost	$—	$1,540,150
Interest cost	580,862	865,285
Expected return on plan assets	(583,042)	(666,322)
Amortization of unrecognized transition obligation or asset	—	24,937
Recognized net loss	87,108	260,761
Gain or loss due to settlement or curtailment	890,400	446,122
Net periodic pension cost	$975,328	$2,470,933

Benefits are based on employees’ years of service and final compensation. The Company paid benefits to employees of $2,082,041 and $470,166 during the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively. The Company estimates that the future benefits payable for the pension plan in place are as follows:

2005	$6,017,622
2006	22,168
2007	22,168
2008	22,168
2009	83,800
2010-2014	1,079,504

Aircast, Inc. makes contributions to the plan in amounts that are intended to provide for current service and to fund past service liability, and the employees do not contribute to the plan. The Company contributed $-0- and $1,615,000 to the plan for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively. The Company does not intend to make a contribution during 2005. The Company recorded additional minimum liability of $1,622,594 and $3,700,005 through accumulated other comprehensive income during the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively.

The Aircast European Group also has a pension plan which covers two key employees and one former employee who are entitled to the pension benefits as part of the terms of their employment agreement. The Company recorded $180,800 and $115,636 annual pension expense on its combined statement of income during the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively, pertaining to this pension plan.

8. Income Taxes

The provision for income taxes consists of the following:

	Period from January 1, 2004 through December 7, 2004	Year ended December 31, 2003
Current:
Foreign:
Aircast Europe GmbH	$1,106,863	$449,914
Aircast S.r.l. Italy	—	23,761
SCS Aircast France	471,407	376,084
Aircast Ges. mbH Austria	2,183	1,983
Aircast BVBA Sweden	—	682
Aircast CV Belgium	—	35,366
Aircast BVBA Belgium	—	74
Aircast LLP London	353,700	—
State	350,549	493,225
	$2,284,702	$1,381,089

The increase in the effective tax rate from 8.7% for the year ended December 31, 2003 to 17.2% for the period from January 1, 2004 through December 7, 2004 is primarily due to an intercompany dividend which was taxed and paid by SCS Aircast France and to the use of net operating loss carryforwards by Aircast LLP London to offset taxable income during the year ended December 31, 2003, which were not available during the period from January 1, 2004 through December 7, 2004.

Pre-tax income attributable to domestic and foreign operations is as follows:

	Period from January 1, 2004 through December 7, 2004	Year ended December 31, 2003

Domestic	$10,360,551	$13,867,973
Foreign	2,939,316	2,038,339
	$13,299,867	$15,906,312

The Company has net operating loss carryforwards (“NOL’s”) of $2,269,000 and $2,107,000 at December 7, 2004 and December 31, 2003, respectively, attributable to the foreign entities consolidated with Aircast International Sales, LLC. The Company has recorded a full valuation allowance against these NOL’s.

9. Accumulated Other Comprehensive Income

The following table sets forth the components of the Company’s accumulated other comprehensive income (loss):

	Foreign Currency Translation	Additional Minimum Reserve Liability	Accumulated Other Comprehensive Loss

Balance at December 31, 2002	$(990,071)	$—	$(990,071)
2003 activity	1,413,371	(3,700,105)	(2,286,734)
Balance at December 31, 2003	423,300	(3,700,105)	(3,276,805)
2004 activity	416,846	(1,622,594)	(1,205,748)
Balance at December 7, 2004	$840,146	$(5,322,699)	$(4,482,553)

10. Commitments and Contingencies

The Company rents office facilities, equipment, and automobiles under various non-cancelable agreements with terms generally ranging from two to three years, except for one lease which does not expire until 2070.

Future aggregate minimum lease payments under long-term leases as of December 7, 2004 are as follows:

2005	$392,568
2006	184,437
2007	78,823
2008	36,611
2009	36,611
Thereafter	1,684,116
$2,413,166

Total rent expense relating to the Company’s operating leases was $484,805 and $572,917 for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, respectively.

The Company makes charitable donations to various charitable organizations in the form of contractual commitments and verbal commitments. Through 2007, these two types of commitments will approximate $423,500 and $420,000, respectively, as of December 7, 2004.

As of December 7, 2004, the Company has committed $90,000 related to research and development studies to be conducted during 2005.

Legal Matters

The Company is party to legal proceedings and potential claims arising in the ordinary course of its businesses. In the opinion of management, the Company has adequate legal defenses, reserves, or insurance coverage with respect to these matters so that the ultimate resolution will not have a material adverse effect on the Company’s financial position, results of operations, or cash flows.

11. Obligations Under Capital Leases

On December 31, 2003, Aircast Incorporated entered into a one-year capital lease with De Lage Landen (DLL). The Base Lease Term is twelve months, which includes a factor of 6% for use tax. The Company made principal payments totaling $519,656 during the period from January 1, 2004 through December 7, 2004. On December 3, 2004, the Company accelerated their lease payments and made a lump sum principal payment of $1,400,344 and as of December 7, 2004, all requirements under the lease agreement have been satisfied.

At December 31, 2003, the gross amount of assets under capital leases was $7,314,824 and the related accumulated amortization was $4,728,390. There are no assets under capital leases at December 7, 2004. The amortization of assets under capital leases is included in depreciation expense.

12. Long-Term Debt

On January 1, 2003, the Company had in place a $5,500,000 revolving line of credit with Merrill Lynch. On August 11, 2003 Merrill Lynch issued a Letter of Agreement to increase the line of credit from $5,500,000 to $7,500,000. The revolving line of credit agreement is a 3-year agreement. The Company has $6,208,764 and $4,809,780 outstanding on the line of credit at December 7, 2004 and December 31, 2003, respectively. Interest is payable at LIBOR plus 1.75%. The weighted average interest rate for the period from January 1, 2004 through December 7, 2004 and year ended December 31, 2003 was 3.21% and 2.95%, respectively. The line of credit is secured by a first lien on all business assets, except real estate, of Aircast, Inc. The Company is subject to certain covenants under the line of credit, including a minimum EBITDA covenant and a minimum net worth covenant. The Company had $1,291,236 as its unused portion of the line of credit at December 7, 2004. There is no commitment fee on the unused portion of the debt.

During 2002, Aircast, Inc. entered into a 6-year term loan agreement (“Term Loan”) with the Bank of New York in the amount of $9.4 million. In turn, the Company loaned $9.3 million to AI Sales to fund AI Sales’ purchase of the 50% ownership of the Aircast European Group from Albrecht GmbH on February 13, 2002, which gave AI Sales 100% ownership of Aircast European Group. On December 17, 2002, Aircast, Inc. entered into a 6-year revolving loan agreement (“Reducing Revolver”) with Merrill Lynch in the amount of $9.5 million, which was used to pay the Term Loan in full, including all outstanding interest on the Term Loan. The Reducing Revolver’s maximum borrowings decreased from $9.5 million by an amount equal to 1/72nd of the $9.5 million each month.

At December 7, 2004 the maximum borrowing amount was $6.5 million. The Company has $6,449,906 and $7,872,700 outstanding on the Reducing Revolver at December 7, 2004 and the year ended December 31, 2003, respectively. Interest is payable at LIBOR plus 2.00%. The weighted average interest rate for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003, was 3.40% and 3.20%, respectively. The Company repaid all outstanding borrowings on December 8, 2004, accordingly, the entire $6,449,906 of debt at December 7, 2004 is classified as current. There is no commitment fee on the unused portion of the debt.

The Reducing Revolver is secured by a first lien on all business assets, except real estate, of Aircast, Inc. The Company is subject to certain covenants under the Reducing Revolver, including a minimum EBITDA covenant and a minimum net worth covenant. The Company is in compliance with all covenants at December 7, 2004.

13. Segment Information

The Company operates in the United States, Europe and Asia. Revenues are attributable to countries based upon the location of the customers. Geographic area information for the period from January 1, 2004 through December 7, 2004 and the year ended December 31, 2003 is as follows:

	December 7,	December 31,
	2004	2003
Revenues from external customers:
Domestic	$59,133,986	$55,892,074
Foreign	28,819,846	33,437,782
Total revenues from external customers	$87,953,832	$89,329,856

Property and equipment, net:
Domestic	$11,356,735	$12,038,555
Foreign	3,757,683	3,761,217
Total consolidated property and equipment, net	$15,114,418	$15,799,772

Goodwill and other intangible assets, net:
Domestic	$—	$—
Foreign	7,459,994	7,702,561
Total consolidated goodwill and other intangible assets, net	$7,459,994	$7,702,561

14. Subsequent Event

Effective December 8, 2004, AI Asset Acquisition Company LLC acquired certain assets and assumed certain liabilities of the Company. Under the terms of the Asset Purchase Agreement (“APA”), AI Asset Acquisition Company LLC paid approximately $159,000,000 in cash and $15,750,000 in subordinated seller notes. The Company used a portion of the proceeds from the APA to pay down their entire bank debt balance.

Other Financial Information

Aircast, Inc. and Aircast International Sales, LLC

Combining Balance Sheet

December 7, 2004

	Aircast, Inc.	Aircast International Sales, LLC	Eliminations	Combined
Assets
Current assets:
Cash and cash equivalents	$1,344,759	$444,100	$—	$1,788,859
Accounts receivable, net	8,769,181	4,269,408	(995,709)	12,042,880
Inventories, net	3,940,607	2,907,611	(1,886,972)	4,961,246
Prepaid pension	1,989,565	—	—	1,989,565
Prepaid expenses and other current assets	1,064,351	1,510,117	—	2,574,468
Note receivable from stockholder	2,350,139	—	—	2,350,139
Total current assets	19,458,602	9,131,236	(2,882,681)	25,707,157

Property and equipment, net	11,356,735	3,757,683	—	15,114,418
Other intangible assets, net	—	3,136,639	—	3,136,639
Goodwill	—	4,323,355	—	4,323,355
Note receivable from Aircast International Sales, LLC	5,704,006	—	(5,704,006)	—
Other assets	225,231	—	—	225,231
Total assets	$36,744,574	$20,348,913	$(8,586,687)	$48,506,800

Liabilities and stockholders’ and members’ equity
Current liabilities:
Accounts payable	$1,811,946	$1,418,818	$(1,086,811)	$2,143,953
Accrued expenses	9,025,341	4,085,787	—	13,111,128
Notes payable to stockholders	—	4,524,202	—	4,524,202
Distribution payable to stockholders	4,652,250	—	—	4,652,250
Borrowing under revolving line of credit	6,208,764	—	—	6,208,764
Current portion of long-term debt	6,449,906	—	—	6,449,906
Total current liabilities	28,148,207	10,028,807	(1,086,811)	37,090,203

Minimum pension liability	5,322,699	—	—	5,322,699
Note payable to Aircast, Inc.	—	5,612,904	(5,612,904)	—
Total liabilities	33,470,906	15,641,711	(6,699,715)	42,412,902

Stockholders’ and members’ equity:
Aircast, Inc.:
Class A voting common stock	1,000	—	—	1,000
Class B non-voting common stock	—	—	—	—
Aircast International Sales, LLC:
Members’ equity	—	9,161,359	—	9,161,359
Retained earnings	16,593,287	(5,294,303)	(1,886,972)	9,412,012
Accumulated other comprehensive income (loss)	(5,322,699)	840,146	—	(4,482,553)
Treasury stock, 2,100 shares, at cost	(7,997,920)	—	—	(7,997,920)
Total stockholders’ and members’ equity	3,273,668	4,707,202	(1,886,972)	6,093,898
Total liabilities and stockholders’ and members’ equity	$36,744,574	$20,348,913	$(8,586,687)	$48,506,800

Aircast, Inc. and Aircast International Sales, LLC

Combining Statement of Income

Period from January 1, 2004 through December 7, 2004

	Aircast, Inc.	Aircast International Sales, LLC	Eliminations	Combined

Net sales	$72,069,930	$28,819,846	$(12,935,944)	$87,953,832
Cost of goods sold	29,144,791	12,466,793	(11,948,979)	29,662,605
Gross profit	42,925,139	16,353,053	(986,965)	58,291,227

Selling, general and administrative expenses	30,264,054	13,105,300	(128,796)	43,240,558
Research and development expenses	1,334,568	—	—	1,334,568
Income from operations	11,326,517	3,247,753	(858,169)	13,716,101

Interest expense	562,582	511,710	(342,151)	732,141
Other income, net	(454,785)	(203,273)	342,151	(315,907)
Income before provision for income taxes	11,218,720	2,939,316	(858,169)	13,299,867

Provision for income taxes	350,549	1,934,153	—	2,284,702
Net income	$10,868,171	$1,005,163	$(858,169)	$11,015,165